Exhibit 99.1

News Release

Contacts:
	Mellon	Russell Investment Group
	Ron Gruendl	Jennifer Tice
	(412) 234-7157	(253) 439-2921
	gruendl.rr@mellon.com	jtice@russell.com

FOR IMMEDIATE RELEASE

MELLON FINANCIAL CORPORATION ACQUIRES FULL OWNERSHIP OF

RUSSELL/MELLON’S GLOBAL ANALYTICAL SERVICES;

RUSSELL INVESTMENT GROUP BRINGS SERVICING, OPERATIONS

OF RUSSELL INDEXES BACK IN-HOUSE

PITTSBURGH and TACOMA, Wash., September 8, 2005 — Mellon Financial Corporation and Russell Investment Group today announced that Mellon has acquired Russell’s 50 percent share of the firms’ successful joint venture – Russell/Mellon – and that the business’ performance-related products and services will now be named Mellon Analytical Solutions (MAS). In addition, Russell will bring the management of all aspects of its Index business in-house.

Russell/Mellon, established in January 1999, has more than 650 employees in five countries and more than $6 trillion in assets under measurement. MAS will continue to provide the same wide array of performance measurement, analytics, attribution, universes and risk analysis solutions to institutional investors and money managers in 25 countries.

Under the terms of the ownership change:

•	MAS will continue to provide performance measurement and analytics services to its more than 3,300 institutional investment clients globally, including Russell Investment Group, as part of a new multi-year service agreement; and

•	Russell will continue to own the Russell Indexes, but will now assume the sales, servicing, calculation and distribution activities that were previously contracted with Russell/Mellon. Russell also will continue to develop and own its proprietary investment manager universes.

“Russell/Mellon has proven to be a key value-added differentiator leading to significant business wins for Mellon’s Asset Servicing sector,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “This acquisition is part of our strategy of making investments to capitalize on growth opportunities in our asset management and asset servicing businesses. We are targeting these investments, such as assuming full ownership of this business, as a way to expand and further develop our existing product set. MAS will be a critical component to Mellon’s success in the traditional custody and tax-exempt/pension fund markets, and a key driver to our continued expansion of solutions for financial institutions.”

“The joint venture with Mellon has been successful, and we look forward to a continued relationship to provide our clients with the benefit of MAS’ top-quality performance measurement and analytics solutions,” said Craig Ueland, president and CEO, Russell Investment Group. “As Russell does in many aspects of our business, we will focus on our core strengths while relying on third-party experts like Mellon for important services that are not entirely central to our investment services offerings.”

“Our index business is growing robustly and there now is more than $2.5 trillion in assets benchmarked to them. Russell’s family of U.S. indexes rank as the most widely used set of performance benchmarks among institutional investment products and now accounts for more than half of the benchmarks used by corporate pension plans and other institutional investment organizations,” said David Grieger, managing director, Russell Indexes. “Bringing the service and operations aspects of the Russell Index business back in-house will give clients a cohesive team of professionals to service all of their needs while providing greater opportunities for research insight and development.”

Under the terms of the agreement, Mellon will assume responsibility for existing Russell/Mellon locations and workforce. About 30 members of the Russell/Mellon index-related team will become Russell employees.

MAS will be part of Mellon’s Asset Servicing sector, which accounted for 22 percent of Mellon’s revenue and 15 percent of Mellon’s profit in the first six months of 2005. Asset Servicing delivers solutions to institutional investors globally through its custody business, Global Securities Services (GSS), in addition to outsourcing, content and technology solutions through Investment Manager Solutions (IMS). Russell/Mellon products will continue to be offered, leveraging the current operating platform and service model on both a bundled and unbundled basis.

“Mellon has made a firm commitment to make the investments required to promote the development of our business. We are part of a key growth area of Mellon’s Asset Servicing sector, and this acquisition allows us to form an integrated business and product strategy, with our market-leading position in performance and analytics as one of the growth engines,” said John L. Klinck Jr., Mellon vice chairman and IMS president. “This will directly benefit all clients of Asset Servicing – both our traditional custody clients and those that we have been attracting through our IMS strategy – by accelerating our investments for this business.

“We recognize that Russell’s family of indexes has been the standard within the industry, and we are pleased that Russell/Mellon clients will continue to have access to these through MAS,” Klinck said, regarding the ongoing affiliation with Russell. “We also believe that retaining Russell as one of MAS’ largest and most sophisticated clients can only help to keep us focused on what truly is valued by institutional investors.”

“Our custody clients consistently cited Russell/Mellon products and services as one of the key differentiators for choosing to do business with us,” said James P. Palermo, Mellon vice chairman and GSS president, of the tight linkage between Russell/Mellon and Mellon’s global custody business. “Our three worldwide custody businesses – Mellon GSS, CIBC Mellon and ABN AMRO Mellon – are generating significant business wins and are well positioned because of the partnership we have had with Russell Investment Group. So far in 2005, we have won some $150 billion in assets under custody where performance/analytics services are required. With this strategic transaction, the key components of our formula for success – the people servicing the clients, the methodologies and the delivery platform – will remain a Mellon hallmark and only enhance the custody distribution success we enjoy together with our joint venture partners.”

Russell Investment Group, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $136 billion in assets for advisory clients as of June 30, 2005, and provides other financial services to clients worldwide representing more than $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.2 trillion in assets under management, administration or custody, including $738 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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Russell Investment Group is a registered trade name of Frank Russell Company, a Washington, USA corporation, which operates through subsidiaries worldwide. Frank Russell Company is a subsidiary of The Northwestern Mutual Life Insurance Company.